LOAN AGREEMENT

THIS AGREEMENT made this 9th day of September, 2010 by and between IMAGE METRICS, INC., a Nevada corporation with an address and principal place of business at 1918 Main Street, 2nd Floor, Santa Monica, California 90495 (the “Borrower”), IMAGE METRICS, LTD., a company incorporated and registered in England and Wales with number 4098216 whose registered office is at 2nd Floor, Park Gate, 25 Milton Park, Oxford, OX14 4SH (the “Guarantor”) and Rosi Kahane, an individual with an address at Chesa Carla, Glassa de las Barrieras 17, 8505 Celerina, Switzerland (hereinafter called the “Lender”).

BACKGROUND

A. Borrower has requested that Lender provide funding to support the general working capital requirements of Borrower and Borrower’s wholly-owned subsidiary, Image Metrics, Ltd.

B. Lender has, prior to the execution of this Agreement, provided a portion of the requested funding, subject to the completion of more formal documentation evidencing and securing those advances.

C. In exchange for its receipt of a portion of (i) the proceeds of the prior advances and (ii) the proceeds of the Loan (hereinafter defined), Guarantor has agreed to guarantee the obligations of Borrower in connection with the Loan.

D. Lender has agreed to Borrower’s request for funding, subject to the terms and conditions of this Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AMOUNT AND TERMS OF LOAN

1.1 Subject to the terms and conditions of this Agreement, Lender agrees to loan to the Borrower, and the Borrower agrees to borrow from Lender, funds in an aggregated principal amount of up to Two Million Six Hundred Thousand US Dollars ($2,600,000.00) (the "Loan"), in installments of One Hundred Thousand Dollars or greater (each a "Loan Disbursement").

1.2 The Borrower acknowledges receipt of Loan Disbursements in the aggregate amount of One Million One Hundred Thousand Dollars ($1,100,000.00) prior to the date hereof (the “Initial Disbursement”). The Borrower may submit to Borrower written requests for additional Loan Disbursements from time after the date hereof, but in no event later than January 31, 2011 (each, a “Loan Disbursement Request”). Each such Loan Disbursement Request is subject to the Lender’s approval, and the maximum amount advanced by Lender shall not exceed the total amount of the Loan. The Company may decline to make any further Loan Disbursement Requests for any reason, in its sole and absolute discretion. The Lender may decline to approve any or all such Loan Disbursements Requests for any reason, in its sole and absolute discretion.

1.3 Loan Disbursements shall be made within five (5) business days following Lender’s approval of the applicable Loan Disbursement Request. Interest shall accrue on each Loan Disbursement from the date of receipt of funds (each a "Disbursement Date") by the Borrower.

1.4 The proceeds of the Loan shall be used by the Borrower to finance the general working capital requirements of the Borrower.

1.5 The obligations of Borrower with respect to the Loan shall be guaranteed by Guarantor, and shall be secured by liens and security interests on all of the assets of the Guarantor (including without limitation all intellectual property interests of Guarantor), pursuant to the terms of a Guarantee and a Debenture to be entered into by the Lender and Guarantor (together, the “Guaranty Documents”) within seven (7) days of the date hereof. Such guarantee shall remain in effect until the earlier of such time as (i) all obligations of Borrower with respect to the Loan have been satisfied and (ii) and the right to make Loan Disbursement Requests is waived or terminated, or the Guarantor first reports positive accumulated earnings and profits within the meaning of Section 956 of the Internal Revenue Code of 1986, as amended (the “Guaranty Term”).

1.6 Interest on the Loan shall be payable as set forth in the applicable Note (as defined below). Interest shall be computed on the basis of a 360-day year, for the actual number of days elapsed. Default interest shall be charged in accordance with the terms of the applicable Note.

1.7 The principal balance of the Loan shall be payable as set forth in the applicable Note.

1.8 As evidence of the Borrower’s obligations under the Loan, upon receipt of each Loan Disbursement, the Borrower shall execute and deliver to the Lender a Secured Convertible Promissory Note (the “Note”) in the form attached hereto as Exhibit B, dated as of the Disbursement Date, and with a principal amount of the Loan Disbursement. A Note in the principal amount of the Initial Disbursement shall be issued concurrently herewith.

1.9 The Lender need not enter payments of interest and principal upon the Notes but may maintain a record thereof on a separate ledger maintained by the Lender.

1.10 The Borrower may repay, in whole or in part, the principal amount of the Loan, but may not reborrow any such amounts repaid.

1.10 The Notes are incorporated herein to the same extent as if it was set forth in full in this Agreement.

1.11 All of the Borrower’s obligations to the Lender, of every kind and description, including those arising under this Agreement, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced, including those arising under any other agreements, instruments or documents executed in conjunction herewith, or whether evidenced by an agreement or instrument, including obligations to perform acts and refrain from taking action, as well as obligations to repay the Loans, shall constitute the Borrower’s “Liabilities” to the Lender, as the same may be modified, amended, replaced or extended from time to time.

SECTION 2

WARRANTIES AND REPRESENTATIONS

2.1 To induce the Lender to enter into this Loan Agreement and to make the Loans, each of the Borrower and Guarantor warrant and represent that, as of this date, except as set forth in Exhibit A attached hereto:

(a)
The Borrower is a duly organized and existing corporation under the laws of the State of Nevada is in good standing under the laws of said State. The Borrower is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction where the nature of the business conducted by it or the property owned by it requires such qualification.

(b)
The Guarantor is a duly organized and existing corporation under the laws of England and Wales is in good standing under the laws of said jurisdiction. The Guarantor is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction where the nature of the business conducted by it or the property owned by it requires such qualification.

(c)
Each of the Borrower and Guarantor has good and clear record and marketable title to all properties and assets which it purports to own, free and clear of any all mortgages, liens, pledges, charges, security interests and encumbrances, other than (i) those being granted to the Lender, if any, (ii) certain liens and security interests held by ETV Capital and Royal Bank of Scotland, and (iii) other encumbrances incurred in the ordinary course of business that do not materially impair Borrower or Guarantor’s use of said assets and properties or Lender’s security interest in the Collateral (hereinafter defined) (the “Permitted Liens”).

(d)
Each of the Borrower and Guarantor owns and holds or leases all real and personal property necessary or incidental to the present and planned future conduct of its business, including, without limitation, patents, trademarks, service marks, trade names, copyrights and licenses and other rights with respect to the foregoing.

(e)
All books and records of the Borrower and Guarantor, including, but not limited to, minute books, bylaws and books of account are accurate in all material respects and in all material respects reflect all matters and transactions which should currently be reflected therein.

(f)
Other than its ownership interests in Guarantor, the Borrower has no subsidiaries and no investments in the stock or securities of any other corporation, firm, trust or other entity. The Guarantor has no subsidiaries and no investments in the stock or securities of any other corporation, firm, trust or other entity, other than a wholly-owned US subsidiary.

(h)
There are no actions, suits, investigations or proceedings pending, or to the knowledge of the Borrower or Guarantor threatened, against the Borrower or Guarantor or any of their respective properties in any court, before any governmental authority, arbitration board, or any other tribunal which, singly or in the aggregate, if decided adversely to the Borrower or Guarantor, would materially and adversely affect the business, properties or condition (whether financial or otherwise) of the Borrower or Guarantor. Neither the Borrower nor the Guarantor is, nor by execution and delivery of this Agreement and the performance of its obligations hereunder (with or without the passage of time) will the Borrower or Guarantor be, in default with respect to any order of any court, governmental authority, arbitration board or other tribunal.

(i)
The Lender has had an opportunity to review the financial statements of the Company set forth in its quarterly report on Form 10-Q as of and for the period ended July 31, 2010. Said statements fairly present the condition of the Borrower and Guarantor at the dates thereof, and the statements of operation contained therein fairly present the results of the operations of the Borrower and Guarantor for the periods indicated, all in conformity with generally accepted accounting principles consistently applied, subject to any policies and practices stated therein.

(j)
Except to the extent reflected or reserved against in the financial statements referred to above, neither the Borrower nor the Guarantor, as of the date of said financial statements, had liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities, due or to become due, or arising out of transactions entered into or any state of facts existing prior thereto, other than liabilities that would not, individually or in the aggregate, materially and adversely affect the business, properties or condition of the Borrower or the Guarantor.

(k)	Since the date of the financial statements referred to in Section 2.1(i), and except as shown on Exhibit A, there has not been:

(i) any change in the condition of the Borrower’s or Guarantor’s assets or liabilities, other than changes in its ordinary course of business, which has been materially adverse;

(ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Borrower’s or Guarantor’s properties or business; or

(iii) any materially adverse:

(1)	controversy with any labor organization or employees;

(2)	claim or controversy involving any federal, state or local governmental agencies; or

(3)	other event or condition materially affecting the business or properties of the Borrower or Guarantor.

(l)
Each of the Borrower and Guarantor has filed all federal and state income tax returns, excise tax returns, and all other tax returns of every kind and nature which are required to be filed by the Borrower as of the date hereof and has paid all taxes shown to be due on said returns.

(m)
The Borrower has its chief executive office and principal place of business at the address set forth at the beginning of the Agreement. The Borrower has no other addresses at which the Borrower has an office, conducts business or at which any of the Borrower’s property is located except as set forth on Exhibit A. The Guarantor has its chief executive office and principal place of business at the address set forth on Exhibit A. The Guarantor has no other addresses at which the Guarantor has an office, conducts business or at which any of the Guarantor’s property is located except as set forth on Exhibit A.

(n)
The execution and delivery of this Agreement, the borrowing by the Borrower as herein provided, the execution and delivery by the Borrower and Guarantor of all instruments, agreements and documents of every kind and nature pursuant hereto and the performance by the Borrower and Guarantor of all of their respective obligations to the Lender hereunder have been duly authorized by the board of directors of the Borrower and Guarantor and, to the extent required by law or otherwise, by the Borrower’s and Guarantor’s stockholders, and this Agreement and all instruments, agreements and documents executed pursuant hereto are valid and binding obligations of the Borrower and Guarantor enforceable in accordance with their terms except to the extent such enforceability may be limited by laws of general application affecting the rights of creditors.

(o)
There is no provision in the articles of organization, agreement of association or the by laws of the Borrower or Guarantor, or any indenture, contract or agreement to which either of them is a party or by which either of them is bound, which prohibits the execution and delivery of this Agreement or the performance by the Borrower or Guarantor of its obligations hereunder.

(p)
No event has occurred and no condition exists, which, upon the execution and delivery of this Agreement would constitute a default or an Event of Default hereunder, except for any Events of Default that by their terms apply only to future events or conditions. Neither the nature of the Borrower or Guarantor or any of its business or properties, nor any relationships between the Borrower or Guarantor and any other person, nor any circumstances in connection with the execution or delivery of this Agreement, is such as to require a consent, approval, or authorization of or filing, registration, or qualification with, any governmental authority on the part of the Borrower or Guarantor as a condition of the execution and delivery of this Agreement or any other instrument, agreement or document contemplated hereby, or the performance by the Borrower or Guarantor of their respective obligations hereunder or thereunder.

(r)
Neither Borrower nor Guarantor is in violation of, has received written notice that it is in violation of, or has knowingly caused any person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department, thereof (including without limitation ERISA or environmental laws and regulations), which may materially and adversely affect its business, financial condition, property or prospects.

(s)
Neither Borrower nor Guarantor has knowledge of (i) the presence of any Hazardous Substances on any of the real property where Borrower or Guarantor conduct operations or has its property, or (ii) any spills, releases, discharges or disposal of Hazardous Substances that have occurred or are presently occurring on any of such real property or where any Collateral is located, or (iii) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred or are presently occurring on any other real property as a result of the conduct, action or activities of Borrower or Guarantor. As used herein, the term “Hazardous Substances” means any substances defined or designated as hazardous or toxic waster, hazardous or toxic material, hazardous substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

(t)
Neither the Borrower nor Guarantor has any pension, profit sharing, stock option, Employee Stock Ownership Trust (“ESOT”), insurance or other similar plan providing for a program of deferred compensation or benefits for any employee or officer, except as indicated on Exhibit A hereto. With respect to any pension plan identified on Exhibit A, Borrower has funded its obligations as set forth in each such pension plan.

(u)	Except for Permitted Liens, Borrower and Guarantor each has granted to the Lender a valid, perfected first priority and sole security interest in the Collateral.

(v)	The Borrower currently maintains insurance covering such risks and in such amounts as are customarily maintained by companies operating in the same industry as Borrower.

SECTION 3

AFFIRMATIVE COVENANTS

Until such time as the Loan has been repaid in full, without the prior written consent of Lender or its duly appointed agent:

3.1 The Borrower will duly and punctually pay all interest and principal becoming due to the Lender and will duly and punctually perform all things on its part to be done or performed under this Agreement, or pursuant to any instrument, document or agreement executed pursuant hereto.

3.2 The Borrower will, at all times, keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

3.3 The Borrower will, at all reasonable times and upon prior reasonable notice, make its financial books and records available, in its offices, for inspection, examination and copying by the Lender and the Lender’s representatives and will, at all reasonable times and upon prior reasonable notice, permit inspection of its properties by the Lender and the Lender’s representatives, subject to Borrower’s execution of a confidentiality and trading restriction agreement in the form reasonably requested by Borrower.

3.4 The Borrower will, from time to time, furnish the Lender with such information and statements as the Lender may reasonably request, and with copies of all financial statements that it shall send to its stockholders.

3.5 The Borrower and Guarantor shall each be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state, local or other jurisdiction (including without limitation ERISA, securities law or environmental laws, statutes, ordinances, rules, regulations and notices), and shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its businesses, which violation or failure to obtain may materially adversely affect the business, property, financial conditions or prospects of Borrower or Guarantor.

3.6 In the event Borrower shall cease to file periodic reports under the Exchange Act: The Borrower will furnish the Lender quarterly, within forty-five (45) days after the close of each fiscal quarter, commencing with the month in which this Agreement is executed, a balance sheet and income and surplus statement reflecting the financial condition of the Borrower at the end of each such period and the results of its operation during each such period. Each statement shall also contain comparative statements for the same period during the prior fiscal quarter. Each balance sheet and income and surplus statement is to be certified by a duly authorized officer of the Borrower, such certification to state that such balance sheet and income and surplus statement fairly present the financial condition and the result of operations of the Borrower at the end of such period and during such period in accordance with generally accepted accounting principles consistently applied, subject, however, to ordinary year-end adjustments, none of which will be materially adverse.

3.7 In the event Borrower shall cease to file periodic reports under the Exchange Act: The Borrower will furnish the Lender annually, within one hundred twenty (120) days after the close of each fiscal year, audited balance sheet and income and surplus statement reflecting the financial condition of the Borrower at the end of each such fiscal year and the results of its operation during such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied. Each such statement shall also contain comparative statements for the prior fiscal year.

3.8 Subject to Section 3.3 above, the Borrower shall make its books and records available to the Lender for audit at any time from time to time.

3.9 The Borrower will maintain its corporate existence in good standing, comply in all material respects with all laws and regulations of the United States, of any state or states thereof, of any political subdivision thereof and of any governmental authority which may be applicable to the Borrower or to the Borrower’s business.

3.10 The Borrower will pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it or payable by it at such times and in such manner to prevent any penalty from accruing or any lien or charge from attaching to its properties. The provisions of this section, however, shall not preclude the Borrower from contesting in good faith and diligently prosecuting any such tax. The Borrower shall not be in default under this Section by reason of the existence of a lien for taxes not then due.

3.11 The Borrower will put and maintain its properties in good repair, working condition and order and, from time to time, make all needful and proper repairs, renewals and replacements.

3.12 The Borrower will maintain insurance at all times covering such risks and in such amounts as the Lender may reasonably require in accordance with industry standards, all such insurance to be in such form and for such periods and written by such companies as shall be reasonably acceptable to the Lender.

3.13 The Borrower will pay or reimburse the Lender, on demand, for all reasonable expenses (including, without limitation, reasonable counsel fees) incurred or paid by the Lender in connection with the preparation, amendment, interpretation, extension or negotiation of this Agreement, and any instrument, agreement or document to be delivered pursuant hereto, up to $25,000; the enforcement by the Lender of its rights as against the Borrower or any other person primarily or secondarily liable to the Lender hereunder or thereunder; and the administration, supervision, protection or realization on any Collateral held by the Lender as security for any obligation of the Borrower or any other person primarily or secondarily liable with respect thereto.

3.14 The Borrower shall pay or cause to be paid when due all amounts necessary to fund in accordance with their terms all the Borrower’s deferred compensation plans (if any) whether now in existence or hereafter created, and the Borrower will not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of its employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to the entity which provides funds for such deferred compensation plan.

3.15 No later than seven (7) days after the date hereof, the Borrower and the Lender shall enter into a registration rights agreement (the “Rights Agreement”). The Rights Agreement shall contain substantially the same terms as the registration rights agreement currently in effect between the holders of the Borrower’s Series A preferred shares and the Borrower, with such modifications as are reasonably necessary to reflect the terms of the transactions provided for in this Agreement and the other Loan Documents.

3.16 No later than seven (7) days after the date hereof, the Guarantor and the Lender shall enter into the Guaranty Documents. Guarantor acknowledges that Lender has provided forms of Deed of Guarantee and Debenture. Such forms shall serve as the basis for negotiation of mutually acceptable Guaranty Documents.

3.17 The Borrower shall use its best efforts to file its quarterly report on Form 10-Q for the period ended June 30, 2010 no later than September 17, 2010, and shall otherwise make such filings, and take such other actions, as are necessary to preserve the registration of its securities, and its good standing, with the U.S. Securities and Exchange Commission.

SECTION 4

NEGATIVE COVENANTS

Until such time as the Loan has been repaid in full, without the prior written consent of Lender or its duly appointed agent:

4.1 The Borrower will not issue evidences of indebtedness or create, assume, become contingently liable for, or suffer to exist indebtedness for borrowed money secured by a senior collateral interest in the Collateral (other than indebtedness in existence as of the date hereof and interest or penalties accruing thereon); provided, however, that the Borrower may incur liabilities which are incurred or arise in the ordinary course of the Borrower’s business (other than liabilities incurred or arising with respect to money borrowed) and purchase money security interests in acquired assets as reflected on Exhibit A.

4.2 The Borrower will not make any loans or advances to any individual, firm or corporation without the prior written consent of the Lender, including, without limitation, its officers and employees; provided, however, that the Borrower may make advances to its employees and consultants, including its officers, with respect to expenses incurred by such employees and consultants, which expenses are reimbursable by the Borrower and directly related to the conduct of the Borrower’s business.

4.3 The Borrower will not invest in or purchase any stock or securities of any individual, firm or corporation, provided, however, the Borrower may invest in direct obligations of the United States of America having a maturity of one year or less from the date of investment.

4.4 The Borrower will not merge or consolidate or be merged or consolidated with or into any other corporation.

4.5 The Borrower will not sell or dispose of any of its assets except for sales of inventory in the ordinary and usual course of its business; provided, however, that the Borrower may dispose of (or trade in) equipment which is no longer required for the conduct of the Borrower’s business so long as the Borrower receives therefor a sum (or credit) substantially equal to such equipment’s fair value; and provided further that Borrower may sell or license certain other assets that are not essential to the conduct of its anticipated business.

4.6 The Borrower will not grant or suffer to exist any mortgage, pledge, title retention agreement, security interest, lien, charge or encumbrance with respect to any of its assets (other than Permitted Liens), tangible or intangible, whether now owned or hereafter acquired, or subject any of such assets to the prior payment of any indebtedness, or transfer in any manner any of such assets with the intent or purpose, directly or indirectly, of subjecting such assets to the payment of indebtedness.

4.7 The Borrower will not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

4.8 The Borrower will not change its state of organization or entity type without notifying the Lender of such change, along with the new state of organization and organizational number (if any) or change in entity within three (3) days of such change.

4.9 The Borrower shall not enter into any transaction with any subsidiary or any other Affiliate (hereinafter defined) including, without limitation, the purchase, sale, lease or exchange of property, or the loaning, capitalization or giving of funds to any subsidiary or other such Affiliate, unless (i) such subsidiary or other Affiliate is engaged in a business substantially related to the business conducted by Borrower, and (ii) the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s-length transaction with any person not a subsidiary or Affiliate, and (iii) such transaction is not otherwise prohibited under this Agreement. For purposes of this Agreement, “Affiliate” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary.

SECTION 5

SECURITY

5.1 The Lender shall have and hold as security for the repayment of the Loans and all other Liabilities of the Borrower to the Lender a security interest in substantially all of the Borrower’s business assets (the “Collateral”), and the Borrower will execute and deliver all customary instruments and documents required to establish, create and perfect the same (e.g. UUC financing statements or recordations of liens with the US patent & trademark office and similar agencies), including, without limitation, the Security Agreement between Borrower and Lender of even date herewith (together, the “Security Agreement”). Notwithstanding the foregoing, upon termination of the Guarantee Period, the Collateral shall immediately be deemed to exclude 35% of all equity interests of the Guarantor owned by the Borrower; and the parties shall cooperate in amending all aforementioned instruments, documents statements and recordations of liens to reflect such exclusion.

5.2 The Lender and the Borrower acknowledge that the Borrower is currently seeking a senior secured debt financing of up to an amount equal to the Financing Cap (hereinafter defined) on terms substantially similar to those set forth in this Agreement and the other Loan Documents (the “Subsequent Financing”) from third party investors that are not Affiliates of the Borrower (the “New Investors”). If the Borrower is able to procure the Subsequent Financing, the Borrower shall give the Lender no less than fifteen (15) days written notice of the proposed closing date of the Subsequent Financing. The Lender’s and the New Investor’s security interest in the Collateral shall be pari passu and of the same priority in all respects. In furtherance of the foregoing, the Lender and the Borrower, provided that the closing of the Subsequent Financing occurs within sixty (60) days of the date of this Agreement, and further provided that, if Lender so elects, $350,000 of the principal balance of the Note is repaid with the proceeds of the Subsequent Refinancing. The Lender and the Borrower shall execute such documentation as is reasonably necessary to effectuate the treatment of the security interests securing the Loan and the Subsequent Financing as are set forth in this Section 5.2. For purposes of this Agreement, the “Financing Cap” shall mean an amount equal to the difference between (i) Eight Million and 00/100 Dollars ($8,000,000.00), and (ii) the aggregate principal amount of any secured loan made to Borrower by Lender after the date hereof.

5.3 Any and all deposits or other sums at any time credited by or due from the Lender to the Borrower shall at all times constitute additional security for all obligations of the Borrower to the Lender and may be set off against any such obligations at any time after demand or the occurrence of an Event of Default, as applicable, whether or not security held by the Lender is deemed to be adequate. Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts receivable, choses in action, chattel paper, cash, property and the proceeds thereof owned by the Borrower or in which the Borrower has an interest, which now or hereafter are at any time in possession or control of the Lender or in transit by mail or carrier to or from the Lender or in the possession of any third party acting in the Lender’s behalf, without regard to whether the Lender received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether the Lender has conditionally released the same, shall constitute additional security for such obligations and may be applied at any time after demand or the occurrence of an Event of Default, as applicable, to such obligations, whether due or not.

SECTION 6

DEFAULT

6.1 The occurrence of any of the following events (after the expiration of any applicable grace and/or cure periods) shall be an event of default hereunder (each an “Event of Default”):

(a)
The Borrower shall fail to pay any installment of principal or interest on account of the Loans within five (5) days of (i) the date when such payment is due under the Note(s), or (ii) the Lender’s demand therefor, in the case of any payments Lender is entitled to demand pursuant to the terms hereof.

(b)
The Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement, the Note(s) or the Security Agreement (the “Transaction Documents”) and the expiration of ten (10) days from the Lender’s written notice of such failure, provided, however, in the event that the Borrower commences the cure within the 10-day period and diligently proceeds to cure, the cure period shall be extended for an additional period of time, not to exceed thirty (30) days in total, to allow the Borrower time to effect a cure.

(c)	Any warranty or representation set forth in the Transaction Documents proves to have been false in any material respect when made or furnished.

(d)
Any event which results in the acceleration of the maturity of the indebtedness and demand for payment of money borrowed of the Borrower, other than pursuant to Borrower’s existing obligations to ETV Capital and other obligations not in excess of $100,000.00 under any indenture, agreement, undertaking or otherwise.

(e)	Dissolution, termination of existence, or business failure of the Borrower or Guarantor.

(f)
Either the Borrower or Guarantor shall: (i) cease, be unable, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any composition, trust mortgage or other arrangement with creditors; (ii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of the Borrower or of a substantial part of its assets, or authorize such application or consent, or proceedings seeking such appointment shall be commenced against the Borrower; or (iii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceedings to such end shall be instituted against the Borrower, be approved as properly instituted or result in adjudication of bankruptcy or insolvency.

(g)
The entry of any judgment(s) against Borrower or Guarantor in excess of $100,000, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

6.2 Upon demand or the occurrence of any Event of Default, all Liabilities of the Borrower to the Lender shall, at the Lender’s option and without notice or demand, and notwithstanding any terms of payment in any note or other instrument evidencing such Liabilities, become immediately due and payable, and any obligation of the Lender to consider making Loans pursuant to Section 1 shall terminate.

SECTION 7

NOTICE

7.1 All notices and other communications hereunder shall be made by facsimile, overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom it was sent one (1) business day after sending, if sent by facsimile, or overnight air courier, and three (3) business days after mailing if sent by certified or registered US mail. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth at the beginning of this Agreement or to such other address as such party may designate for itself in a notice to the other party given in accordance with this section.

7.2 The addresses to which such communications shall be sent are as follows:

(a)	If intended for the Borrower, to: Image Metrics, Inc. 1918 Main Street, Second Floor Santa Monica, CA 90405 Telecopier No.: 1-310-656-6566 Attention: Chief Financial Officer

with copies to:

Patrick Sweeney/Ramsey Hanna Reed Smith LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, California 90067 Telecopier No.: 310-734-5299 Attention: Patrick Sweeney/Ramsey Hanna

(b)	If intended for the Lender, to: Ms. Rosi Kahane Chesa Carla Giassa de las Barrieras 2505 Celerina, Switzerland Telecopier No.: ______________

with copies to:

Casner & Edwards, LLP 303 Congress Street Boston, MA 02210 Telecopier No.: (617) 426-8810 Attention: Michael J. Goldberg, Esq.

7.3 The addresses set forth herein may be changed by notice hereunder.

SECTION 8

MISCELLANEOUS

8.1 The Borrower or Guarantor may take any action herein prohibited or omit to perform any act required to be performed by the Borrower or Guarantor if the Borrower or Guarantor shall obtain the Lender’s prior written consent to each such action, or omission to act. No waiver on the Lender’s part on any one occasion shall be deemed a waiver on any other occasion. The Lender shall not be deemed to have waived any of its rights hereunder unless such waiver shall be in writing and duly signed by an authorized officer of the Lender.

8.2 This Agreement may be amended only by an instrument in writing and duly signed by an authorized officer of the Borrower and Guarantor, and the Lender.

8.3 All covenants, agreements, representations and warranties contained in this Agreement shall bind the Borrower and Guarantor and their respective successors and assigns, and shall inure to the Lender’s benefit and the benefit of the Lender’s successors and assigns, whether expressed or not.

8.4 All rights of the Lender hereunder shall be cumulative. The Lender shall not be required to have recourse to any Collateral before enforcing its rights or remedies against the Borrower or Guarantor. The Borrower hereby waives presentment and protest of any instrument and any notice thereof.

8.5 If any provisions of this Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Agreement.

8.6 This Agreement shall be construed and enforced in accordance with the laws of the State of California.

8.7 This Agreement shall take effect as an instrument under seal.

8.8 BORROWER, GUARANTOR AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower and Guarantor hereby certify that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower and Guarantor acknowledge that Lender has been induced to enter into this Agreement by, among other things, this waiver. Borrower and Guarantor each acknowledges that it has read the provisions of this Agreement and in particular, this Section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this Section in particular, and makes the above waiver knowingly, voluntarily and intentionally.

8.9 Borrower, Guarantor and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the State of California sitting in the County of Los Angeles, or in the District Court of the United States for the Central District of California, and Borrower, Guarantor and Lender each waive personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, Guarantor or Lender, as applicable, or as otherwise provided by the laws of the State of California or the United States of America.

8.10 This Agreement may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereto and may be attached to another part of this Agreement identical in form hereto and having attached to it one or more additional signature pages. This Agreement together with any and all loan documents and instruments executed in connection herewith and all documents and instruments executed subsequently to the date hereof (together, the “Loan Documents”) may be transmitted by facsimile machine or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures. Any party delivering an executed counterpart of the Loan Documents by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of the Loan Documents, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.

8.11 The Exhibit annexed hereto as Exhibit A is the only Exhibit to be annexed to this Agreement, and the material contained therein shall be incorporated herein.

8.12 The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Agreement and shall not be utilized in the construction hereof.

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WITNESS:	BORROWER IMAGE METRICS, INC.

By:
Name:
Title:

GUARANTOR IMAGE METRICS, LTD.

By:
Name:
Title:

LENDER

Rosi Kahane

EXHIBIT A

2.1(j)	Since July 31, 2010, Borrower has borrowed additional amounts pursuant to a $1,500,000 bridge loan facility funded by certain investors including Saffron Hill Ventures.

2.1(k)	Material Changes in Operations

Since the date of the most financial statements referred to in Section 2.1(i), Borrower has continued to experience operating losses and negative cash flows, and has experienced a decrease in new working capital and an increase in its accumulated deficit.

Borrower has written off the value of an equity investment in a third party. The previous book value of such investments was $729,000.

Michael Starkenburg, the Chief Executive Officer and a director of the Company, tendered his resignation on September 7, 2010.

2.1(m)	Other Locations

The Company maintains an office at 1918 Main Street, 2nd Floor, Santa Monica, CA 90405, USA.

The Guarantor maintains an office at 1 Portland Street, Manchester M1 3BE, United Kingdom.

The Company employs independent contractors in other locations, and may own certain computer or other equipment in such locations, which is not material value.

2.1(n)	The Agreement and Guaranty Documents may be subject to approval by the governing board of the Guarantor and by its sole shareholder. Such approvals have not yet been obtained.

2.1(u)	Deferred Compensation Plans

Borrower maintains an incentive stock option plan. Guarantor also maintains an inactive incentive equity plan. Borrower also makes a 401(k) deferred savings plan benefits available to its officers and employees.